Exhibit 99.2

Ebix Inc.

5 Concourse Parkway

Suite 3200

Atlanta, GA 30328

USA

Phone 678 281 2020

Fax 678 281 2019

www.ebix.com

January 25, 2007

Board of Directors

c/o Mr. Michael D. Andereck

Docucorp International Inc.

5400 LBJ Freeway

Suite 300

Dallas, TX 75240

Dear Members of the Board:

This letter is to propose a strategic merger between Docucorp International, Inc. and Ebix, Inc. which we believe would serve the best interests of our respective shareholders, customers and employees and also position the combined company to compete effectively against our larger rivals in the insurance industry.

Let me first outline our offer for the merger.  We are proposing to acquire all of the shares of Docucorp common stock for a total sum of at least $140 million.  This would include the purchase of all the outstanding shares of Docucorp common stock as well as presently unvested options for $11.00 per share in cash and Ebix stock.  We propose to pay as follows:

•                  $45 million in cash.  Ebix has already secured a preliminary commitment letter to handle the $45 million cash component.

•                  $95 million in the form of 3,467,153 shares of newly registered Ebix stock, valued at $ 27.40 per share (the preceding 30 day average price of the Ebix common stock)

•                  We propose to pass on to Docucorp shareholders up to 10% of any price appreciation in the shares of Ebix common stock (pledged in the equity component of our offer) beyond the 30-day average price of $27.40.  Beyond such appreciation, the number of shares provided in the offer would be reduced to bring the total value of the equity consideration upon closing to approximately $104.5 million.

•                  Similarly, in the event of  a decrease in the price of Ebix common stock prior to the proposed merger, the number of shares would automatically be increased  to provide for an equity value of $95 million.  This provision would hold true up to a collar value of $24.50 for the Ebix stock, or a maximum of approximately 3.88 million Ebix shares.

•                  We are open to modifying the cash component of our offer should the Docucorp Board deem that this would be in the best interests of its shareholders. To generate additional cash for closing, Ebix, intends to sell shares of its common stock to a select group of institutional investors who have shown an active interest in participating in a private placement of Ebix stock.

We believe this offer provides a full and generous valuation for Docucorp based upon publicly available information.  It represents a 10.2 % premium to the proposed merger consideration from the proposed Skywire Software offer and a 33% premium to the six months average closing price for Docucorp’s common stock.  Our proposed transaction not only provides Docucorp stockholders an immediate premium on their investment, but the opportunity to participate in the future growth of a combined company that is likely to generate $2.00 or more in operating earnings per share over a period of 12 months from the proposed merger date.

Smith, Gambrell & Russell, LLP are serving as legal advisors to Ebix, Inc. for this proposed transaction.

We believe that our proposal provides a very compelling investment opportunity for both Docucorp and Ebix investors.  Accordingly, we feel obligated to make the terms of our proposal known to the shareholders of both companies and are therefore making public this letter.  Let me recap the benefits our proposal provides:

1.               We see this proposed merger as an accretive transaction for Ebix and believe that there are significant synergies between the two companies that are likely to improve the bottom line by at least $6 million on an annualized basis.  We believe the combined company likely to generate income after taxes of $16 million or more and corresponding earnings per share of $2.00 or more in the 12 months following the proposed merger.  We believe such earnings power, in the scope of the scale and scope of the combined enterprise, should command a market valuation well in excess of the current value of the two separate publicly traded entities.

2.               Ebix has demonstrated a strong record of growth via strategic acquisitions, having completed four accretive transactions within the past three years during which time we have grown Ebix shareholder value by over 113% (from $13.01 per share on Jan. 2, 2004 - $27.75 per share on 23rd Jan. 2007).

3.               We believe that our significant development infrastructure in India (in excess of 40,000 square feet of ready space in two fully built-out CMMi5 certified units), with more than 450 seats in each shift can help improve margins rather substantially contributing to our $2.00 EPS expectation in just the first 12 months.

4.               The combination of the two companies should generate substantial efficiencies related to public company reporting and compliance: audit, finance, SOX, etc.

5.               Ebix today has customers across 50 countries in six continents, focused in property and casualty, life and annuity markets.  The combined company would have a global reach across all six continents, reaching 50 countries through 32 offices, providing a powerful platform with substantial cross-selling opportunities across both entities’ customer lists.  We believe the combined company would have an industry position with unparalleled access to the insurance industry and other financial services markets, and providing substantial long term growth opportunity.

6.               The business synergies between the two organizations are obvious –

•                  Both Ebix and Docucorp have a strong insurance focus,

•                  Both companies are strongly committed to ASP technologies,

•                  Both companies are in the business of increasing efficiency and /reducing costs (reducing paper) for the insurance industry,

•                  Both companies have individual strengths in specific geographies – for example Ebix plays a dominant role in terms of the broker desktop market  in Australia and is presently using that strength to launch an exchange to drive efficiency and take paper out of the process,

•                  Both companies have individual strengths in specific channels – for example the Ebix exchange solution is a defacto standard in the life insurance sales illustration market while the Ebix Annuity solution presently is a leader in the US market with as much as $18 billion of premiums being conducted on the Ebix annuity exchange,

•                  Both companies have a global reach and customer base,

•                  Both companies have a tremendous amount of insurance knowledge that when combined can rival the capabilities and expertise of the largest players in the insurance marketplace, and

•                  Both companies are professionally run, publicly-traded and committed to delivering the greatest long-term returns to their shareholders.

As we have stated above, despite the fact that we believe that our offer is very attractive from a financial point of view, we would welcome the opportunity to enter into serious discussions with the Board of Docucorp concerning our offer and its cash/equity composition.  Further we are prepared to move very rapidly in executing a definitive agreement and moving toward a closing.  We are also willing to offer representatives of Docucorp the opportunity to review non-public information about Ebix, Inc and are prepared to enter into an appropriate confidentiality agreement to that end.

In conclusion, we believe Ebix, Inc. and Docucorp International Inc. would be much stronger as a combined force than they are as independent entities and that Docucorp shareholders would be far better served by a combination with Ebix than through a going private transaction in which their upside is capped at $10.00 per share pre-tax. We also believe that by combining the companies we can provide substantial incremental value to our respective shareholders, employees, customers and the communities in which we operate.

We hope that you will seriously consider our offer and enter into negotiations with us and our representatives in an effort to forge a definitive merger agreement.

On behalf of the Board of Directors of Ebix, Inc.

Sincerely,

Robin Raina

Chairman and Chief Executive Officer